Exhibit 99.1

InfoSpace Signs Agreement to Acquire Mobile Games Company Elkware GmbH.

InfoSpace moves to increase European distribution with Elkware’s portfolio of branded games and technology

BELLEVUE, Wash.—Dec. 15, 2004—InfoSpace, Inc. (NASDAQ: INSP) today announced that it has signed a definitive agreement to acquire Elkware GmbH, a German mobile games company, for approximately $26 million payable in cash. In the three months ended September 30, 2004, Elkware generated approximately $1 million in revenue. The transaction is expected to close in early January 2005.

“We are excited about expanding our presence in the European mobile market,” said Jim Voelker, chairman and chief executive officer of InfoSpace, Inc. “Elkware’s interactive, role playing games and successful strategy titles are a great complement to our casual games from IOMO and growing slate of multiplayer tournament games for prizes. Together we will be able to leverage our products, technology and broad distribution with mobile operators to reach mobile subscribers around the world.”

Elkware brings more than 90 original and branded J2ME games titles and strong international mobile operator relationships to InfoSpace. Elkware has one of the largest portfolios of J2ME games in multiple languages across a broad spectrum of mobile handsets. Elkware features such games as “Anno 1503 A.D. – The New World”, “Sacred”, “Port Royale 2”, “X-Files”, “Pamela Anderson-Exposed!” and the upcoming Miami Vice games. Elkware games are available in over 10 European countries through relationships with major mobile operators including Vodafone, O2, Orange, T-Mobile, Telefónica Móviles, 3 and TIM. They also are pre-installed on handsets from Siemens.

“Mobile gaming is a rapidly evolving and growing market. We are excited to have the significant resources of InfoSpace to expand our product portfolio and continue to develop exciting immersive gaming experiences for mobile gamers,” said Jan Andresen, CEO, Elkware. “As part of InfoSpace Mobile, we will also be able to leverage its multiplayer tournament technologies and its North American distribution.”

An award-winning developer and publisher of high-quality mobile games, Elkware is known for its extensive distribution and technology that enables it to deliver exceptional 3D graphics and game-play on a wide array of mobile handsets for mobile operators worldwide. The acquisition marks InfoSpace’s third mobile gaming acquisition in 2004, following its acquisition of the multiplayer games for prizes company Atlas Mobile and its recent purchase of U.K. based IOMO, Limited.

About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ: INSP) is a diversified technology and services company that develops Internet and mobile solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile is a producer and publisher of personalized media and games for mobile operators. More information can be found at http://www.infospaceinc.com/.

This release contains forward-looking statements regarding the Company’s mobile business and its acquisition of Elkware GmbH. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include InfoSpace’s ability to integrate the acquisition of Elkware, the future performance of Elkware and the rate of adoption by mobile operators and other customers of mobile media product and games offerings. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACTS:

Corporate contact – InfoSpace, Inc.
Amina Suchoski, Communications and Investor Relations
425-201-8681 office, 206-229-0496 mobile
amina.suchoski@infospace.com

U.S. Media Contact – InfoSpace Mobile
Marivi Lerdo de Tejada, OnPR
415-577-4318
marivil@onpr.com

Germany Media Contact – InfoSpace Mobile
Michael Baxter
49 89 6281 7551 or 49 17 9595 2562
michaelb@onpr.com

UK Media Contact – InfoSpace Mobile
Alia Ilyas, Rainier PR
44-(0)-207-494-6580 or 44-(0)-207-494-6570
ailyas@rainierpr.co.uk